Exhibit (h)(9)

FORM OF AMENDMENT

TO

ADMINISTRATIVE AGENCY AGREEMENT

THIS AMENDMENT (this “Amendment”) to the ADMINISTRATIVE AGENCY AGREEMENT, dated April 28, 2020 (the “Agreement”), is made and effective as of December  , 2024, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and PARNASSUS INVESTMENTS, LLC (the “Advisor”), a Delaware limited liability company and the successor-in-interest to Parnassus Investments, a California corporation. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, as amended to date, the Administrator has been appointed to provide certain services to the Trust and its Portfolios as sub-administrator; and

WHEREAS, the Trust, on behalf of its Portfolios, and the Administrator desires to amend the Agreement as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.	Amendment to Section 9. Section 9 of the Agreement is hereby amended by adding the following to the end thereof:

9.2 Liability for ETF Transfer Agency and Related Services. Without limiting the provisions in Section 8 hereof, the Administrator shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Trust and/or the Distributor and an Authorized Participant acknowledged by the Administrator); (ii) activities or statements of sales or wholesaler personnel who are employed by the Distributor or its affiliates; or (iii) (a) the failure of any Authorized Participant to deposit with a Portfolio’s Custodian sufficient collateral, or to provide additional collateral upon request by the Administrator, in connection with the monitoring services provided for herein on Appendix B; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the Administrator from a source which the Administrator was authorized to rely upon (including, but not limited to, those sources listed on Appendix D). Any losses sustained by a Portfolio as a result of or arising from errors in calculations performed by the Administrator in connection with the monitoring or maintenance of collateral positions relating to creation or redemption unit activity shall not exceed the total fees paid to the Administrator in any calendar year.

2.	Amendment to Appendix A. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A.

3.	Amendment to Appendix B. Appendix B to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix B.

4.	Representations and Warranties. Each party represents that it has full power and authority to enter into and perform this Amendment.

5.	Miscellaneous.

a.

As amended hereby, all terms and conditions of the Agreement are hereby ratified and affirmed as of the date hereof and are extended to give effect to the terms hereof. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

b.

This Amendment may be executed and delivered in counterparts (through facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute the same Amendment.

c.	This Amendment shall be governed by and construed in accordance with the laws and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

2

Exhibit (h)(9)

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Administrative Agency Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:

Name:

Title:

Date:

PARNASSUS INVESTMENTS, LLC

on behalf of and for the account of each Portfolio listed on Appendix A to the Agreement

By:

Name:

Title:

Date:

Signature Page

Exhibit (h)(9)

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

List of Portfolios

Dated December  , 2024

Mutual Fund Portfolios

Parnassus Fund

Investor Shares

Institutional Shares

Parnassus Core Equity Fund

Investor Shares

Institutional Shares

Parnassus Endeavor Fund

Investor Shares

Institutional Shares

Parnassus Mid Cap Fund

Investor Shares

Institutional Shares

Parnassus Fixed Income Fund

Investor Shares

Institutional Shares

ETF Portfolios

Parnassus Core Select ETF

Parnassus Value Select ETF

Appendix A

Exhibit (h)(9)

APPENDIX B TO

ADMINISTRATIVE AGENCY AGREEMENT

Administrative Services

Fund Accounting Services

The Administrator will provide the following fund accounting services to the Portfolios each day that the Portfolios and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile the Portfolio’s investment activity including with respect to:

●	Investment taxlots and transaction activity

●	Income

●	Dividends

●	Principal paydowns

●	Capital activity

●	Expense accruals

●	Cash activity

●	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of the Portfolios against the records of the Custodian:

●	Securities holdings

●	Cash including cash transfers, fees assessed and other investment related cash transactions

●	Trade settlements

Securities Pricing. The Administrator shall update each security position of the Portfolios as to the following:

●	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Portfolios

●	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

●	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person

Investment Accounting. The Administrator shall provide the following investment accounting services to the Portfolios:

●	Amortization/accretion at the individual tax lot level

●	General ledger entries

●	Book value calculations

●	Trade Date + 1 accounting

●	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

●	Calculation of 12 Official month end valuations per annum

●	Monthly accounting package to be delivered for client review and approval

Appendix B-1

Portfolio Composition File (PCF) Calculations and Dissemination. The Administrator shall provide the following PCF services for each Portfolio which would require such:

●	Calculation of the PCF cash components inclusive of applicable projections

●	Dissemination of the PCF to the NSCC

Financial Reporting

●	The Administrator shall accumulate information for and prepare

○

Within an agreed upon production cycle, reports [one] annual TSR (“Tailored Shareholder Report”) and [one] semi-annual TSR for the Trust per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Portfolio by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

○	[one] annual report on Form N-CEN
○	[one] first fiscal quarter report and [one] third fiscal quarter report on Form N-PORT Part F or two quarterly report Schedule of Investments for Form N-PORT
○	[one] annual report and [one] semi-annual report on Form N-CSR
○	[one] annual Rule 24f-2 Notice

Upon acceptance of each above-mentioned reports by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall coordinate with client to file such reports as required, including any applicable executed officer certifications or other exhibits

Regulatory Reporting Services

The Administrator shall perform the following regulatory services for the Trust:

●	Assist the Trust in preparing the annual Form N-PX filing per calendar year

●	Review and comment on shareholder reports and coordinate with BBH&Co.’s financial reporting personnel

●	In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

Tax Support Services

The Administrator shall provide the following tax support services to the Trust:

●	Prepare fiscal year-end and excise tax distribution calculations;

●	Prepare monthly, quarterly and annual income distributions as described in each Portfolio’s prospectus

●	Provide any tax analysis of portfolio transactions

●	Prepare annual capital gain distribution(s) including spillback amounts as required

●	Prepare tax-related ROCSOP entries for fund accounting purposes

●	Prepare FINCEN filings

●

Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Trust’s financial statements

●	Assist Portfolio’s auditors, as is reasonably necessary, with federal, state and local (if any) income and excise tax returns, including tax return extension requests, for signature by the Trust

●	Prepare shareholder year-end tax information, including 1099-NEC

Appendix B-2

●	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099-DIV reporting

●	Provide analysis and necessary adjustments based on passive foreign investment companies (“PFICs”) that have been identified by the Trust and communicated to the Administrator

●

Consult with the Trust’s Authorized Persons on their management and/or investment strategy regarding straddles identified by the Trust and communicated to the Administrator and provide necessary adjustments

Performance Measurement Services

The Administrator shall provide the following services related to calculating and reporting the Trust’s performance:

●	Calculate time weighted total returns for the Trust (both absolutely and relative to the benchmark) and report such returns as agreed to by the parties.

●	Provide and review the Trust’s performance information disclosed in its financial statements.

●	Daily Performance Reporting

●	Monthly Performance

●	Monthly Synthetic Performance

●	Growth of 10k

●	Best and Worst Quarter

●	After Tax Reporting

●	As of Reporting Semi Annual

ETF Transfer Agency and Related Services (Applicable only to ETF Portfolios; the ETF Portfolios are referred to as the ETF or the ETFs)

The Administrator shall perform the following ETF Transfer Agency and Related Services:

I.	Creation and Redemption of Creation Units.

It is agreed and understood that the Administrator on the ETF’s behalf, shall process the issuance and redemption of Creation Units of the ETFs in blocks of Shares as established in the Prospectus for the ETF (“Creation Units”) to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

A.	Accept from [the Distributor/Authorized Participants] creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.

B.

Pursuant to creation and redemption orders that the Administrator as transfer agent shall receive from [the Distributor/Authorized Participants (and which shall be confirmed by the Distributor, as required)] and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall communicate such orders to the Trust or ETF as appropriate.

B.

Pursuant to such creation orders that the Administrator as the Index Receipt Agent shall receive (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions to the ETF’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a shareholder (each a “Authorized Participant”) of the ETF and deliver the Creation Units of the ETF to the appropriate Authorized Participant.

Appendix B-3

C.

Pursuant to such redemption orders that Index Receipt Agent shall receive from the Authorized Participant and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions (which may be irrevocable in certain foreign markets) to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the ETF.

D.

On behalf of the ETF, the Administrator shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator. In issuing Creation Units through DTC to an Authorized Participant, the Administrator shall be entitled to rely upon the latest Instructions that are received from the Distributor by the Administrator as Index Receipt Agent concerning the issuance and delivery of such Creation Units for settlement.

E.

The Administrator shall not issue on behalf of the ETF any Creation Units where it has received an Instruction from the ETF or the Distributor or written notification from any federal or state authority that the sale of the ETF Shares has been suspended or discontinued, and the Administrator shall be entitled to rely upon such Instructions or written notification.

F.

Upon the issuance of Creation Units as provided herein, the Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the ETF or the Distributor in connection with such issuance.

G.

The Administrator will act only upon Instruction from the ETF and/or the Distributor in addressing any failure in the delivery of cash, securities and/or shares in connection with the creation and redemption of Creation Units. The Administrator shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

II.	Recordkeeping.

A.

The Administrator shall record the creation and redemption of Creation Units and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to the Administrator by the ETF or the Distributor. The Administrator shall also provide the ETF on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring the issuance of such Creation Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

III.	Services Related to the Monitoring of Cash Collateral.

The Advisor on behalf of each ETF acknowledges that accepting cash collateral or cash in lieu from Authorized Participants in connection with Creation Unit activity entails a variety of risks (including market risk, counterparty risk and settlement risk), which the ETF retains notwithstanding the provision by the Administrator of services related to monitoring of cash collateral. The services provided by the Administrator are administrative and do not change the nature of the relationship between the ETF and any Authorized Participant. The Advisor on behalf of each ETF agrees that it bears all investment risk of any cash collateral posted by any Authorized Participant and agrees further to participate in (including

Appendix B-4

entering into required documentation) the Custodian’s CMS program with respect to cash collateral. The Administrator shall have no obligation with respect to determining adequacy or sufficiency of collateral required or received other than calling cash collateral in accordance with the terms set forth in the Participant Agreement and Operational Procedures. The Advisor agrees on behalf of each ETF to cooperate with the Administrator with respect to resolutions of issues or exceptions as they may arise with respect to collateral posted by Authorized Participants and agrees to instruct the Administrator as to any realization by the ETFs upon cash collateral posted, including any measures to be taken by the ETFs or Advisor, for example, buying in, of securities or ETF shares. The Administrator shall perform the following specific services:

(a)	Identify creation and redemption Creation Unit activity for which collateral is required, on a daily basis
(b)

Calculate required collateral for creation and redemption on a daily basis in accordance with the collateral ratios set forth in the Participant Agreements, utilizing a market price from a third-party pricing source as set forth on Appendix D

(c)	Mark to market daily the value of such collateral positions using market prices from a third-party pricing source as set forth on Appendix D
(d)	Communicate collateral requirements as determined in (b) and (c) to Authorized Participants as necessary
(e)	Provide reporting as to open collateral positions and notify the ETF in the event of collateral delivered by Authorized Participants
(f)

Establish Operational Procedures with the ETF and Authorized Participants (based upon the form provided by the Administrator) which set forth the detailed requirements in connection with the processing requirements as to cash collateral posted by Authorized Participants.

Appendix B-5